Exhibit 99.1

9500 W. 55th Street, Suite A • McCook, Illinois 60525-3605 • 708.290.2100 • Fax 708.290.2200

Publicly Traded (AMEX: WGA), www.wellsgardner.com

WELLS-GARDNER ANNOUNCES FILING OF A LAWSUIT

AGAINST TOVIS

Chicago, Illinois, May 2, 2006 ---- Wells-Gardner Electronics Corporation (AMEX:WGA) announced that they have filed a lawsuit against Tovis Co. Ltd. of Korea, a CRT monitor and LCD supplier.

The complaint alleges discriminatory pricing under the Robinson-Patman Act, attempting to monopolize under the Sherman Act, unfair trade practices and tortuous interference with contractual relations under Nevada State law.

A report on Form 8-K regarding the filing of the complaint has been filed with the Securities and Exchange Commission.

Founded in 1925, Wells-Gardner Electronics Corporation is a distributor and manufacturer of color video monitors and other related distribution products for a variety of markets including, but not limited to, gaming machine manufacturers, casinos, coin-operated video game manufacturers and other display integrators. During 2000, the Company formed a 50/50 joint venture named Wells-Eastern Asia Displays to manufacture video monitors in Malaysia. In addition, the Company acquired American Gaming & Electronics, Inc. (“AGE”), a leading parts distributor to the gaming markets, which sells parts and services to over 700 casinos in North America with offices in Las Vegas, Nevada, Egg Harbor Township, New Jersey and McCook, Illinois. AGE also sells refurbished gaming machines on a global basis as well as installs and services some brands of new gaming machines in casinos in North America.

This press release contains forward-looking statements within the meaning of the federal securities laws. Those statements include statements regarding the intent, belief or expectations of the Company and its management. Readers are cautioned that the forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those expressed in any forward-looking statement. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, development of competing technologies, availability of adequate credit, interruption or loss of supply from key suppliers, our ability to increase production at our Malaysian joint venture and our Chinese LCD sub-contractor, increased competition, the regulatory process and regulatory and legislative changes affecting the gaming industry. Wells-Gardner assumes no obligation to update the information contained in this release to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. All press releases and SEC filings are available on the Wells-Gardner website accessible on www.wellsgardner.com by clicking Company and then clicking News. For additional investor information, please contact Jim Brace – Wells Gardner at (708) 290-2120 or Alan Woinski - Gaming Venture Corp., USA at (201) 599-8484.